EXHIBIT 99.2

CONTACT: Acura Pharmaceuticals, Inc.
Peter A. Clemens, SVP Investor Relations & CFO   847-705-7709

                                               FOR IMMEDIATE RELEASE

             HALSEY DRUG CO., INC. ANNOUNCES RESULTS OF 2004 ANNUAL
                  MEETING AND COMPLETION OF ASSET SALE TO IVAX

                   CHANGES NAME TO ACURA PHARMACEUTICALS, INC.

PALATINE, IL, AUGUST 13, 2004: Halsey Drug Co., Inc. (OTC.BB-HDGC) today announced that Shareholders at its 2004 Annual Meeting authorized an amendment to the Company's charter to change its name to Acura Pharmaceuticals, Inc. The new name becomes effective today. As a result of this name change, the Company will receive a new stock symbol and will notify the market of the new symbol as soon as it is provided by NASDAQ.

In addition to changing the Company's name the Shareholders approved certain additional matters including:

o        Elected six directors to the board;

o Authorized the Company to amend its Certificate of Incorporation to increase the number of authorized shares of its $0.01 par value common stock to 650.0 million shares and to authorize various series of preferred stock;

o Approved the sale of substantially all the assets used in the Company's operations at its former Congers, NY locations to IVAX Pharmaceuticals New York LLC;

o        Adopted amendments to the Company's 1998 Stock Option Plan;

o Ratified the appointment of Grant Thornton LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2004.

Commenting, Andy Reddick, President and CEO said, "We're pleased to announce the name change to Acura Pharmaceuticals, Inc. Our new name closes a chapter on the Company's heritage as a manufacturer of generic pharmaceutical products and clearly signifies the establishment of a revitalized organization engaged primarily in research, development and manufacture of proprietary product candidates utilizing our innovative opioid abuse deterrent formulation technology. These are truly exciting times as we attempt to fill a market void for products designed to deter abuse of orally administered opioids.

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The additional  matters approved at the 2004 Annual Meeting serve to further the corporate restructuring begun in late 2003 by allowing for the completion on August 13, 2004 of the sale of the Company's former generic manufacturing facilities located in Congers, New York to IVAX Pharmaceuticals New York LLC. The asset sale was completed in accordance with the terms of the Asset Purchase Agreement dated March 19, 2004 previously disclosed on Form 8-K, and provided for a cash payment to the Company of $2.5 million. Of this amount, $2.0 million was received on March 19, 2004 and the remaining $0.5 million was received August 13, 2004. In addition, the approval of the amendment to the Company's Certificate of Incorporation triggers the immediate conversion of all of the Company's outstanding convertible debentures totaling approximately $100.6 million into approximately 218.0 million shares of convertible preferred stock. Such preferred stock is convertible into an aggregate of approximately 305.8 million shares of the Company's common stock."

Acura Pharmaceuticals, Inc. (formerly Halsey Drug Co., Inc.), together with its subsidiaries, is an emerging pharmaceutical technology development Company specializing in proprietary opioid abuse deterrent formulation technology and opioid API synthesis technologies.

This press release  contains forward looking  statements,  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, as amended that are based on management's beliefs and assumptions, current expectations, estimates and projections. Investors are cautioned that forward looking statements involve risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. The most significant of such factors include, but are not limited to, general economic conditions, competitive conditions, technological conditions and governmental legislation. More specifically, important factors that may affect future results include, but are not limited to: changes in laws and regulations, particularly those affecting the Company's operations; the Company's ability to continue to attract, assimilate and retain highly skilled personnel; its ability to secure and protect its patents, trademarks and proprietary rights; litigation or regulatory action that could require the Company to pay significant damages or change the way it conducts its business; the Company's ability to successfully develop and market its products; customer responsiveness to new products and distribution channels; its ability to compete successfully against current and future competitors; its dependence on third-party suppliers of raw materials; the availability of controlled substances that constitute the active ingredients of the Company's products in development; difficulties or delays in clinical trials for Company products or in the manufacture of Company products; and other risks and uncertainties detailed in Company filings with the Securities and Exchange Commission. The Company is at an early stage of development and may not ever have any products that generate significant revenue.

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Further,  the  forward  looking  statements  speak  only as of the  date of such statements are made, and the Company undertakes no obligation to update any forward looking statements to reflect events or circumstances after the date of such statements. Any or all of the forward looking statements whether included in this release or in the Company's filings with the Securities and Exchange Commission, may turn out to be wrong. Readers should remember that no forward looking statement can be guaranteed and other factors besides those listed above
could  adversely  affect  the  Company,   its  operating  results  or  financial
condition.

This and past press releases for Acura Pharmaceuticals, Inc. are available at the Company's web site at www.halseydrug.com.